AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 11, 2003
                                                 Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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                             ABLE LABORATORIES, INC.
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             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



             DELAWARE                                       04-3029787
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  (STATE OR OTHER JURISDICTION                           (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)                      IDENTIFICATION NUMBER)


                                6 HOLLYWOOD COURT
                           SOUTH PLAINFIELD, NJ 07080
                                 (908) 754-2253
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               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               -------------------

                              DHANANJAY G. WADEKAR
                                    PRESIDENT
                             ABLE LABORATORIES, INC.
                                6 HOLLYWOOD COURT
                           SOUTH PLAINFIELD, NJ 07080
                                 (908) 754-2253
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            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               -------------------

                                   COPIES TO:
                            GERARD P. O'CONNOR, ESQ.
                                 FOLEY HOAG LLP
                              155 SEAPORT BOULEVARD
                           BOSTON, MASSACHUSETTS 02210
                                 (617) 832-1259

                               -------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                           CALCULATION OF REGISTRATION FEE
===============================================================================================================
                                                        PROPOSED           PROPOSED
                                       AMOUNT            MAXIMUM            MAXIMUM
  TITLE OF EACH CLASS OF               TO BE          OFFERING PRICE       AGGREGATE             AMOUNT OF
SECURITIES TO BE REGISTERED         REGISTERED (1)     PER SHARE (2)    OFFERING PRICE(2)     REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value.....     2,040,000           $20.64          $42,105,600             $3,406
===============================================================================================================

(1) This number includes 440,000 shares of common stock issuable upon the exercise of additional investment rights held by the selling stockholders. Pursuant to Rule 416 under the Securities Act of 1933, such shares shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.
(2) Estimated solely for the purposes of determining the registration fee. In accordance with Rule 457(c) under the Securities Act of 1933, the above calculation is based on the approximate average of the high and low prices reported on the Nasdaq National Market on July 8, 2003.

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     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                                   PROSPECTUS

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. SUBJECT TO COMPLETION, DATED JULY 11, 2003.



                             ABLE LABORATORIES, INC.

                                2,040,000 SHARES

                                  COMMON STOCK

         The selling stockholders are offering up to 2,040,000 shares of common stock. We will not receive any of the proceeds from sales of shares by the selling stockholders.

         The selling stockholders may sell these shares from time to time on the Nasdaq National Market, the Boston Stock Exchange, or otherwise. See "Plan of Distribution" on page 13 for a description of sales of the shares by the selling stockholders.

         Able's common stock is listed on the Nasdaq National Market under the symbol "ABRX" and on the Boston Stock Exchange under the symbol "AAB." The last reported sale price of the common stock on the Nasdaq National Market on July 8, 2003 was approximately $20.89 per share.


                         ------------------------------

                  INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                         ------------------------------


         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                  The date of this prospectus is July __, 2003.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT IS ACCURATE ONLY AS OF THE DATE OF THIS DOCUMENT, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.



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                                TABLE OF CONTENTS


                                                                          Page
                                                                          ----

Summary.....................................................................3
Risk Factors................................................................5
Forward-Looking Statements..................................................8
Use of Proceeds.............................................................8
Selling Stockholders........................................................9
Plan of Distribution.......................................................13
Legal Matters..............................................................14
Experts....................................................................15
Disclosure of SEC Position on Indemnification
  for Securities Act Liabilities...........................................15
Where You Can Find More Information........................................15


         We own or have rights to various trademarks and trade names used in our business. These include ABLE and others. This prospectus also refers to trademarks and trade names of other companies.

                                     SUMMARY

         BECAUSE THIS IS ONLY A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE YOU DECIDE TO PURCHASE THE SHARES OF COMMON STOCK BEING OFFERED BY THIS PROSPECTUS. YOU SHOULD ALSO CAREFULLY CONSIDER THE INFORMATION PROVIDED IN THIS PROSPECTUS UNDER THE HEADING "RISK FACTORS."


                                ABLE LABORATORIES

OUR BUSINESS:  We develop and manufacture generic drugs. Generic drugs are the chemical and therapeutic equivalents of brand-name drugs. They must meet the same governmental standards as the brand-name drugs they replace, and they must meet all U.S. Food and Drug Administration, or FDA, guidelines before they can be made or sold. We can manufacture and market a generic drug only if the patent or other government-mandated market exclusivity period for the brand-name equivalent has expired. Generic drugs are typically sold under their generic chemical names at prices significantly below those of their brand-name equivalents. We estimate that the U.S. generic or multi-source drug market approximates $13 billion in annual sales. We believe that this market has grown due to a number of factors, including:

               o a significant number of widely-prescribed brand-name drugs are at or near the end of their period of patent protection, making it permissible for generic manufacturers to produce and market competing generic drugs;

               o managed care organizations, which typically prefer lower-cost generic drugs to brand-name products, continue to grow in importance and impact in the U.S. health care market;

               o physicians, pharmacists and consumers increasingly accept generic drugs; and

               o the efforts of the federal government and local government agencies to mandate increased use of generic drugs in order to lower the public cost of purchasing necessary pharmaceutical products.

               Our strategy is to focus on developing generic drugs that either have large established markets or are niche products with limited or no competition.

               Our facilities consist of approximately 130,000 square feet of manufacturing, warehousing, laboratory and office space, contained in five buildings in South Plainfield, New Jersey.

               Our products are highly regulated, principally by the FDA, the U.S. Drug Enforcement Agency, state governments and governmental agencies of other countries. Federal and state regulations and statutes impose certain requirements on the testing, manufacture, labeling, storage, record keeping, approval, advertising and promotion of our products. Noncompliance with applicable requirements can result in judicially and administratively imposed sanctions.

OUR ADDRESS:   Our corporate headquarters is located at 6 Hollywood Court, South
               Plainfield, NJ 07080. The telephone number at our corporate office is (908) 754-2253, and the facsimile number is (908)
               561-4179.

RISK FACTORS:  An investment in our common stock involves substantial risks. In the section of this prospectus entitled "Risk Factors," beginning on page 5, we have described several matters which we believe are significant and which you should consider very carefully before you decide to invest in the common stock.



                                  THE OFFERING

COMMON STOCK   All of the 2,040,000 shares offered by this prospectus are being
OFFERED:       sold by the selling stockholders who hold or held shares of common stock which they acquired in a private investment transaction in June 2003. The shares include 440,000 shares of common stock issuable upon the exercise of additional investment rights held by the selling stockholders.

ADDITIONAL The additional investment rights are exercisable in the aggregate INVESTMENT to purchase 440,000 shares of common stock at a purchase price of
RIGHTS:        $19.00 per share. The additional investment rights are
               exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective and remain exercisable until the 60th trading day after the date on which this registration statement becomes effective.

               The additional investment rights will likely be exercised only if their exercise price is below the then-current market price of the common stock. Upon exercise of the additional investment rights, we will likely experience some degree of dilution resulting from the issuance of the shares at a price which is less than the current market price of the common stock. Also, if a large number of shares of common stock are issued upon exercise of the additional investment rights, and then resold, the additional number of shares available for sale in the public market could reduce the market price of our common stock.

USE OF         We will not receive any of the proceeds from sales of shares by
PROCEEDS:      the selling stockholders. We received proceeds from the sale of the shares of common stock offered by this prospectus and we will receive additional proceeds if, and to the extent that, the additional investment rights are exercised. This money will be used for working capital and general corporate purposes.

                                  RISK FACTORS

         BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS ASSOCIATED WITH SUCH AN INVESTMENT, INCLUDING THOSE DESCRIBED BELOW. WE HAVE SET FORTH BELOW THE MATERIAL RISK FACTORS WE BELIEVE TO BE NECESSARY TO MAKE AN INFORMED INVESTMENT DECISION. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, INCLUDING INFORMATION INCORPORATED BY REFERENCE, BEFORE YOU DECIDE WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.

WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH.

         We have been experiencing a period of rapid growth that has been placing a strain on our resources. Revenue from our operations for the year ended December 31, 2002 increased by 170% to $52,930,121, and revenue for the first quarter of 2003 was $15,000,065. The number of our employees increased from 95 in March 2001 to 365 as of June 30, 2003. We anticipate that our revenues and business activities will continue to grow in 2003. To manage future growth effectively, we must maintain and enhance our financial and accounting systems and our manufacturing processes and compliance programs, as well as the operational and administrative tasks associated with integrating new personnel and managing expanding operations. The challenges inherent in managing growth are significant. If we are unable to meet these challenges, we could experience a material adverse effect on the quality of our products, our ability to retain key personnel, our operating results and financial condition.

WE DEPEND ON A NUMBER OF KEY PERSONNEL, AND IF WE ARE UNABLE TO RETAIN OUR KEY PERSONNEL OR CONTINUE TO ATTRACT ADDITIONAL QUALIFIED PROFESSIONALS WE MAY BE UNABLE TO CARRY OUT OUR PLANS TO MAINTAIN OR EXPAND OUR BUSINESS.

         Our future success depends, to a significant degree, on the skill, experience and efforts of our chief executive officer and the other members of our senior management team. The loss of any member of our senior management team could have a material adverse effect on our business. Also, because of the nature of our business, our ability to develop new generic drug products and to compete with our current and future competitors depends to a large extent upon our ability to attract and retain qualified scientific, technical and professional personnel. The loss of key scientific, technical or professional personnel or our failure to recruit additional key personnel could materially and adversely affect our business. There is intense competition for qualified personnel in the areas of our activities, and we cannot assure you that we will be able to continue to attract and retain the qualified personnel necessary for the development of our business.

WE FACE INTENSE COMPETITION FROM OTHER MANUFACTURERS OF GENERIC DRUGS.

         In order to succeed in the generic drug business, we need to achieve a significant share of the market for each generic drug we market. The generic drug manufacturing and distribution business is highly competitive. We compete with several companies that are better capitalized than we are and that have financial and human resources significantly greater than ours. Because we manufacture generic drugs, our products, by their very nature, are chemically and biologically equivalent to the products of our larger and profitable competitors. Also, we believe that, as a rule, the first one or two companies to bring a generic alternative to the market will capture the highest market share for that product. We intend to compete by, among other things, being the first to market certain new generic drug products. These larger companies, with their greater resources, could bring products to market before us and could capture a significant share of the market at our expense, preventing us form executing this business strategy.

OUR REVENUES AND GROSS PROFIT FROM INDIVIDUAL GENERIC DRUG PRODUCTS ARE LIKELY TO DECLINE AS OUR COMPETITORS INTRODUCE THEIR OWN GENERIC EQUIVALENTS.

         Revenues and gross profit derived from generic drug products tend to follow a pattern based on regulatory and competitive factors that we believe to be unique to the generic pharmaceutical industry. As patents or other exclusivity periods for brand name products expire, the first generic manufacturer to receive regulatory approval for a generic equivalent of the product often is able to capture a substantial share of the market. However, as other generic manufacturers receive regulatory approvals for the product, the first manufacturer's market share and the price of the product will typically decline. Therefore, our revenues and gross profits from individual generic pharmaceutical products are likely to decline over time as a result of increased competition. We can give no assurance that we will be able to develop new generic drug products that we believe will be necessary to achieve sufficient gross product margins.

IN SOME CIRCUMSTANCES, WE MAY RETROACTIVELY REDUCE THE PRICE OF PRODUCTS THAT WE HAVE ALREADY SOLD TO CUSTOMERS BUT THAT HAVE NOT BEEN RESOLD BY SUCH CUSTOMERS.

         In some circumstances, we may issue to our customers credits for products that we previously sold to them but that have not been resold by them. These credits effectively constitute a retroactive reduction of the price of products already sold. We estimate and record reserves with respect to these potential credits based on historical experience, our observations of buying patterns and current pricing trends. Actual credits claimed by our customers could differ significantly from those estimates.

NEW DEVELOPMENTS BY OTHER MANUFACTURERS COULD RENDER OUR PRODUCTS UNCOMPETITIVE OR OBSOLETE.

         The markets in which we compete and intend to compete are undergoing, and are expected to continue to undergo, rapid and significant change. We expect competition to intensify as technological advances are made. New developments by other manufacturers may render our products uncompetitive or obsolete.

WE ARE OBLIGATED TO ISSUE A LARGE NUMBER OF SHARES OF COMMON STOCK AT PRICES LOWER THAN MARKET VALUE.

         We are obligated to issue a large number of shares of common stock at prices below market value. Therefore, our common stock could lose value if a large number of these shares are issued into the market. As of June 30, 2003, 15,628,848 shares of common stock were issued and outstanding. We have issued options, warrants and preferred stock, that are convertible by their holders into shares of common stock. As of June 30, 2003, we were obligated to issue up to 1,888,183 additional shares of common stock upon the conversion of our Series Q convertible preferred stock. We have also reserved 2,317,869 shares of common stock for issuance pursuant to options and warrants granted to our employees, officers, directors, consultants and investors. The holders of these convertible securities likely would only exercise their rights to acquire common stock at times when the exercise price is lower than the price at which they could buy the common stock on the open market. Because we would likely receive less than current market price for any shares of common stock issued upon exercise of options and warrants, the exercise of a large number of these convertible securities could reduce the per-share market price of common stock held by existing investors.

THE CONVERSION OF OUTSTANDING SHARES OF CONVERTIBLE PREFERRED STOCK OR THE EXERCISE OF OTHER DERIVATIVE SECURITIES MAY REDUCE THE MARKET PRICE OF OUR OUTSTANDING COMMON STOCK.

         The conversion of outstanding shares of our Series Q Preferred Stock or the exercise of other outstanding derivative securities may result in substantial dilution to the equity interests of current holders of our common stock. Specifically, public resales of our common stock following conversions of preferred stock or exercise of derivative securities may depress the prevailing market price of our common stock. Even prior to the time of actual conversions of the preferred stock or exercises of derivative securities, the perception of a significant market "overhang" resulting from the existence of our obligation to honor such conversions and exercises could depress the market price of our common stock.

THE VALUE OF OUR COMMON STOCK HAS FLUCTUATED WIDELY AND INVESTORS COULD LOSE MONEY ON THEIR INVESTMENTS IN OUR STOCK.

         The price of our common stock has fluctuated widely in the past and it is likely that it will continue to do so in the future. The market price of our common stock could fluctuate substantially based upon a variety of factors including:

         o    quarterly fluctuations in our operating results;
         o    announcements of new products by us or our competitors;
         o    key personnel losses;
         o    sales of common stock;
         o    changes in financial estimates by securities analysts;
         o developments or announcements with respect to industry standards, regulatory matters, patents or proprietary rights; and
         o    general economic and political conditions.

         Between July 1, 2002 and July 1, 2003, the market price of our common stock fluctuated between approximately $4.30 and approximately $24.25, and was approximately $20.89 on July 8, 2003. These broad market fluctuations could adversely affect the market value of our common stock in that, at the current price, any fluctuation in the dollar price per share could constitute a significant percentage decrease in the value of a stockholder's investment.

WE MAY FACE PRODUCT LIABILITY FOR WHICH WE MAY NOT BE ADEQUATELY INSURED.

         The testing, marketing and sale of drug products for human use is inherently risky. Liability might result from claims made directly by consumers or by pharmaceutical companies or others selling our products. We presently carry product liability insurance in amounts that we believe to be adequate, but we can give no assurance that such insurance will remain available at a reasonable cost or that any insurance policy would offer coverage sufficient to meet any liability arising as a result of a claim. We can give no assurance that we will be able to obtain or maintain adequate insurance on reasonable terms or that, if obtained, such insurance will be sufficient to protect us against such potential liability or at a reasonable cost. The obligation to pay any product liability claim or a recall of a product could have a material adverse affect on our business, financial condition and future prospects.

INTENSE REGULATION BY GOVERNMENT AGENCIES MAY DELAY OUR EFFORTS TO COMMERCIALIZE OUR PROPOSED DRUG PRODUCTS.

         Our products and business activities are highly regulated, principally by the FDA, the U.S. Drug Enforcement Agency, state governments and governmental agencies of other countries. Federal and state regulations and statutes impose certain requirements on the testing, manufacture, labeling, storage, recordkeeping, approval, advertising and promotion of our products. Noncompliance with applicable requirements can result in judicially and administratively imposed sanctions, including seizures of adulterated or misbranded products, injunction actions, fines and criminal prosecutions.

WE DEPEND ON THIRD PARTIES TO SUPPLY THE RAW MATERIALS USED IN OUR PRODUCTS; ANY FAILURE TO OBTAIN A SUFFICIENT SUPPLY OF RAW MATERIALS FROM THESE SUPPLIERS COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

         Before we can market any generic drug, we must first obtain FDA approval of the proposed drug and of the active drug raw materials that we use. We rely on third parties to supply all raw materials used in our products. All third-party suppliers and contractors are subject to FDA, and other regulatory, requirements. In many instances, our approvals cover only one source of raw materials. If raw materials from a specified supplier were to become unavailable, we would be required to file a supplement to our Abbreviated New

Drug Application to use a different manufacturer and revalidate the manufacturing process using a new supplier's materials. This could cause a delay of several months in the manufacture of the drug involved and the consequent loss of potential revenue and market share. Also, some of our products contain narcotic ingredients. Regulations pertaining to the sale of such drugs may prove difficult or expensive to comply with, and we and other pharmaceutical companies may face lawsuits.

IF OUR STOCKHOLDERS SELL SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK AFTER THIS OFFERING, THE MARKET PRICE OF OUR COMMON STOCK MAY FALL.

         The shares covered by the registration statement of which this prospectus forms a part, including the shares issuable upon exercise of the additional investment rights, make up approximately 13% of our issued and outstanding common stock as of June 30, 2003. Sales by our stockholders of substantial amounts of our common stock, or the perception that such sales could take place, could negatively affect the market price of our common stock. If this happens then stockholders may face difficulty in selling their shares and the price at which they may sell their share may be reduced.

WE HAVE NEVER PAID DIVIDENDS ON OUR COMMON STOCK.

         We have not paid any cash dividends on our common stock since our inception. Furthermore, we do not anticipate paying cash dividends in the foreseeable future. As a result, investors in this offering will benefit from owning our stock only if the shares appreciate in value.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR INVESTMENT.

         If you purchase shares of our common stock offered by this prospectus, you will experience immediate and substantial dilution, in that the price you pay will be substantially greater than the net tangible book value per share of the shares you acquire. The net tangible book value attributable to our common stock (assuming conversion of all outstanding shares of preferred stock) is $35,702,517, or $2.28 per share, as of March 31, 2003.

                           FORWARD-LOOKING STATEMENTS

         Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "continue" and similar words. You should read statements that contain these words carefully because they: (1) discuss our future expectations; (2) contain projections of our future operating results or financial condition; or (3) state other "forward-looking" information. We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are not accurately able to predict or over which we have no control. The risk factors listed in this prospectus, as well as any cautionary language in this prospectus, including any of our filings with the Securities and Exchange Commission incorporated herein by reference, provide examples of risks, uncertainties and events that may cause our actual results to be materially worse than the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in the risk factors and elsewhere in this prospectus could materially and adversely affect our business. If that happens, the trading price of our common stock could decline and you could lose all or part of your investment.

                                 USE OF PROCEEDS

         All of the shares of common stock offered by this prospectus are being offered by the selling stockholders. We received proceeds from the sale of the shares of common stock offered by this prospectus and we will receive additional proceeds if, and to the extent that, the additional investment rights are exercised. This money will be used for working capital and general corporate purposes. We will not receive any additional proceeds from the sale of shares by the selling stockholders. For information about the selling stockholders, see "Selling Stockholders."

                              SELLING STOCKHOLDERS

         Of the 2,040,000 shares offered hereby, 1,600,000 shares were acquired by the selling stockholders from us in a private placement on June 30, 2003 and 440,000 shares are issuable upon the exercise of additional investment rights acquired by the selling stockholders from us in the private placement.

         The initial holders, or their pledgees, donees, distributees, transferees or other successors-in-interest (including, for example, partners in a partnership receiving a distribution of the shares), who are collectively referred to in this prospectus as the selling stockholders, may from time to time offer and sell any and all of the shares of common stock offered under this prospectus.

         The following table sets forth, for each selling stockholder, the amount of common stock owned, the number of shares of common stock offered hereby and the number of shares of common stock to be held and the percentage of outstanding common stock to be owned after completion of this offering (assuming the sale of all shares offered under this prospectus). No selling stockholder has had any position, office or other relationship material to Able Laboratories or any of our affiliates within the past three years.

                              SELLING STOCKHOLDERS

                                                           SHARES BENEFICIALLY OWNED                  SHARES BENEFICIALLY OWNED
                                                              PRIOR TO OFFERING           NUMBER OF       AFTER OFFERING (1)
                                                            ----------------------         SHARES       ---------------------
NAME                                                          NUMBER     PERCENT(2)        OFFERED       NUMBER    PERCENT(2)
------------------------------------                        ---------    ---------        ---------     --------   ----------
Mainfield Enterprises, Inc. (3)                               765,000      4.84%           765,000             0         *
Cranshire Capital, L.P. (4)                                   197,625      1.26%           197,625             0         *
UMBTRU (5)                                                    183,750      1.17%            63,750       120,000         *
Highline Capital Partners, L.P. (6)                            63,273        *              35,573        27,700         *
Highline Capital Partners QP, LP (7)                           93,945        *              50,745        43,200         *
Highline Capital International, Ltd. (8)                      181,695      1.16%           104,295        77,400         *
Barry Escott (9)                                                1,037        *                 637           400         *
Rx Healthcare Partners I LP (10)                                8,640        *               7,140         1,500         *
Rx Healthcare Partners II LP (11)                              81,920        *              67,320        14,600         *
Rx Healthcare Overseas Fund (12)                               63,140        *              53,040        10,100         *
Perry Partners, LP (13)                                        52,288        *              52,288             0         *
Perry Partners International, Inc. (14)                       138,962        *             138,962             0         *
UBS O'Connor LLC f/b/o PIPES Corporate Strategies Ltd. (15)    31,875        *              31,875             0         *
UBS O'Connor LLC f/b/o O'Connor Global
 Convertible Arbitrage Master Limited (16)                     31,875        *              31,875             0         *
Smithfield Fiduciary LLC (17)                                 197,625      1.26%           197,625             0         *
Everspring Master Fund Ltd. (18)                               25,500        *              25,500             0         *
Sovereign Global Australian US Smaller Fund (19)               13,210        *               5,610         7,600         *
Schroder International Selection US Smaller Cos. Fund (20)    148,850        *              58,650        90,200         *
Schroder US Opportunities Fund (21)                            15,440        *               7,140         8,300         *
Wells Fargo Small Cap Opportunities Fund (22)                 139,200        *              56,100        83,100         *
SF Capital Partners Ltd. (23)                                  89,250        *              89,250             0         *

*    Less than 1%.

(1) Assumes that all shares of common stock offered in this prospectus will be sold.

(2) Based on 15,628,848 shares of common stock issued and outstanding as of June 30, 2003, plus, for each person, such number of shares of common stock subject to additional investment rights held by such person that become exercisable within 60 days of the date of this table.

(3) Includes 165,000 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. Pursuant to an investment management agreement Avi Vigder has voting discretion and investment control over the shares held by Mainfield Enterprises, Inc. Avi Vigder disclaims beneficial ownership of such shares.

(4) Includes 42,625 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. Mitchell P. Kopin, the president of Downsview Capital, Inc., the general partner of Cranshire Capital, L.P., has sole voting control and investment discretion over securities held by Cranshire Capital, L.P. Each of Mitchell P. Kopin, and Downsview Capital, Inc. disclaims beneficial ownership of the shares held by Cranshire Capital, L.P.

(5) Includes 13,750 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. Oberweis Asset Management, Inc. is a registered investment advisor and has voting control and investment discretion over securities held by UMBTRU. Oberweis Asset Management, Inc. also has voting and investment decision authority over an additional 181,960 shares and investment decision authority over an additional 120,000 shares held by other clients of Oberweis Asset Management, Inc. Oberweis Asset Management, Inc. disclaims beneficial ownership of the securities held by UMBTRU.

(6) Includes 7,673 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. Jacob Doft, as Managing Member of Highline Capital Holdings, LLC, the general partner of Highline Capital Partners, L.P., has voting control and investment discretion over securities held by Highline Capital Partners, L.P. Each of Jacob Doft and Highline Capital Holdings, LLC disclaim beneficial ownership of the shares held by Highline Capital Partners, L.P.

(7) Includes 10,945 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. Jacob Doft, as Managing Member of Highline Capital Holdings, LLC, the general partner of Highline Capital Partners QP, LP, has voting control and investment discretion over securities held by Highline Capital Partners QP, LP. Each of Jacob Doft and Highline Capital Holdings, LLC disclaim beneficial ownership of the shares held by Highline Capital Partners QP, LP.

(8) Includes 22,495 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. Highline Capital Management, LLC is the investment manager of Highline Capital International, Ltd. and consequently has voting control and investment discretion over securities held by Highline Capital International, Ltd. Jacob Doft is the Managing Member of Highline Capital Management, LLC. Each of Jacob Doft and Highline Capital Management, LLC disclaim beneficial ownership of the shares held by Highline Capital International, Ltd.

(9) Includes 137 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. Jacob Doft, as Managing Member of Highline Capital Management, LLC, pursuant to an account management arrangement, has voting control and investment discretion over securities held by Barry Escott. Each of Jacob Doft and Highline Capital Management, LLC disclaim beneficial ownership of the shares held by Barry Escott.

(10) Includes 1,540 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. Rx Associates LLC ("Rx Associates") is the general partner of Rx Healthcare Partners I LP ("Rx Healthcare I") and consequently has voting control and investment discretion over securities held by Rx Healthcare I. Teena Lerner controls Rx Associates. Each of Rx Associates and Teena Lerner disclaims beneficial ownership of the securities held by Rx Healthcare I.

(11) Includes 14,520 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. Rx Associates LLC ("Rx Associates") is the general partner of Rx Healthcare Partners II LP ("Rx Healthcare II") and consequently has voting control and investment discretion over securities held by Rx Healthcare II. Teena Lerner controls Rx Associates. Each of Rx Associates and Teena Lerner disclaims beneficial ownership of the securities held by Rx Healthcare II.

(12) Includes 11,440 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. Rx Capital Management LP ("Rx Capital") is the investment manager of Rx Healthcare Overseas Fund ("Rx Overseas") and consequently has voting control and investment discretion over securities held by Rx Overseas. Teena Lerner controls Rx Capital (through a controlling interest in its general partner, Rx GP LLC). Each of Rx Capital, Rx GP LLC and Teena Lerner disclaims beneficial ownership of the securities held by Rx Overseas.

(13) Includes 11,278 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. Perry Corp. is the general partner of Perry Partners, LP and consequently has voting control and investment discretion over securities held by Perry Partners, LP. Richard Perry, is the President of Perry Corp. Richard Perry and Perry Corp. disclaims beneficial ownership of the securities held by Perry Partners, LP.

(14) Includes 29,972 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. Perry Corp. is the investment manager of Perry Partners International, Inc. and consequently has voting control and investment discretion over securities held by Perry Partners International, Inc. Richard Perry, is the President of Perry Corp. Richard Perry and Perry Corp. disclaims beneficial ownership of the securities held by Perry Partners International, Inc.

(15) Includes 6,875 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. UBS O'Connor LLC has voting control and investment discretion over securities held by UBS O'Connor LLC f/b/o PIPES Corporate Strategies Ltd.

(16) Includes 6,875 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. UBS O'Connor LLC has voting control and investment discretion over securities held by UBS O'Connor LLC f/b/o O'Connor Global Convertible Arbitrage Master Limited.

(17) Includes 42,625 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and consequently has voting control and investment discretion over securities held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield.

(18) Includes 5,500 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. Theodore E. Kalem and Brian S. Yeh, as managing members of Everspring Capital, LLC, Everspring Master Fund Ltd's investment manager, have voting control and investment discretion over securities held by Everspring Master Fund Ltd.

(19) Includes 1,210 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. Pursuant to an advisory agreement Schroder Investment Management North America, Inc. has discretion to purchase and sell the securities and to vote proxies for shares held by Sovereign Global Australian Smaller Fund.

(20) Includes 12,650 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. Pursuant to an advisory agreement Schroder Investment Management North America, Inc. has discretion to purchase and sell the securities and to vote proxies for shares held by Schroder International Selection US Smaller Cos. Fund.

(21) Includes 1,540 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. Pursuant to an advisory agreement Schroder Investment Management North America, Inc. has discretion to purchase and sell the securities and to vote proxies for shares held by Schroder US Opportunities Fund.

(22) Includes 12,100 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. Pursuant to an advisory agreement Schroder Investment Management North America, Inc. has discretion to purchase and sell the securities and to vote proxies for shares held by Wells Fargo Small Cap Opportunities Fund.

(23) Includes 19,250 shares issuable upon the exercise of an additional investment right exercisable at any time after the earlier of September 29, 2003 or the date on which this registration statement becomes effective until the 60th trading day after the date on which this registration statement becomes effective. Brian J. Stark and Michael A. Roth, as managing members of Staro Asset Management, LLC, the investment manager, have voting control and investment discretion over securities held by SF Capital Partners Ltd. Each of Brian J. Stark, Michael A. Roth and Staro Asset Management, LLC disclaims beneficial ownership of the shares held by SF Capital Partners Ltd.

                              PLAN OF DISTRIBUTION

         The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
o an exchange distribution in accordance with the rules of the applicable exchange;
o        privately negotiated transactions;
o        short sales;
o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
o        a combination of any such methods of sale; and
o        any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

         The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

         The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

         The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.


                                  LEGAL MATTERS

         Foley Hoag LLP, Boston, Massachusetts, has advised us with respect to the validity of the shares of common stock offered by this prospectus.


                                     EXPERTS

         The financial statements as of December 31, 2002 and 2001 and for each of the three fiscal years during the period ended December 31, 2002, incorporated by reference in this prospectus and in the registration statement of which this prospectus is part, have been audited by Wolf & Company, P.C., independent certified public accountants, as indicated in their report with respect to such financial statements. The incorporation by reference in this prospectus and in the registration statement of which it is part, is in reliance upon such reports given upon the authority of Wolf & Company, P.C., as experts in accounting and auditing.


                          DISCLOSURE OF SEC POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our Restated Certificate of Incorporation and By-laws provide that we will indemnify our directors and officers, to the fullest extent permitted under Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of Able, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual reports, quarterly reports, current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of our SEC filings at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our SEC filings also are available to the public on the SEC's website at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" information from certain of our other SEC filings. This means that we can disclose information to you by referring you to those other filings, and the information incorporated by reference is considered to be part of this prospectus. In addition, certain information that we file with the SEC after the date of this prospectus will automatically update, and in some cases supersede, the information contained or otherwise incorporated by reference in this prospectus. We are incorporating by reference the information contained in the following SEC filings (File. No. 1-11352):

o        Our Annual Report on Form 10-K for the year ended December 31, 2002;

o        Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

o The "Description of Securities" contained in our Registration Statement on Form 8-A filed August 19, 1992 together with all amendments and reports filed for the purpose of updating that description;

o All other documents we filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to above; and

o Any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (i) subsequent to the initial filing of this prospectus and prior to the date it is declared effective and (ii) subsequent to the date of this prospectus and prior to the termination of this offering. Information in these filings will be incorporated as of the filing date.

         You may request copies of these filings, at no cost, by writing or telephoning us as follows:

                                    Investor Relations
                                    Able Laboratories, Inc.
                                    6 Hollywood Court,
                                    South Plainfield, NJ 07080
                                    Telephone:  (908) 754-2253

         The internet address of our website is www.ablelabs.com. Our website provides a link to the SEC's website through which our annual, quarterly and current reports, and amendments to those reports, are available free of charge. We believe these reports are made available as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC.

         This prospectus is part of a registration statement on Form S-3 we filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information contained in the registration statement. For further information about us and our common stock, you should read the registration statement and the exhibits filed with the registration statement.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various expenses to be paid by the Registrant in connection with the issuance and distribution of the shares of common stock being registered. All amounts shown are estimates, except for the Securities and Exchange Commission registration fee. The Registrant will pay all expenses in connection with the distribution of the shares of common stock being sold by the Selling Stockholders (including fees and expenses of counsel for the Registrant), except for the underwriting discount and for legal fees of any counsel selected by any particular Selling Stockholder.


Securities and Exchange Commission registration fee............    $ 3,448.00
Nasdaq National Market listing additional shares fee...........     20,400.00
Boston Stock Exchange listing additional shares fee............      5,000.00
Accounting fees and expenses...................................      5,000.00
Legal fees and expenses........................................     12,000.00
Printing, EDGAR formatting and mailing expenses................      2,000.00
Miscellaneous..................................................        152.00
                                                                   ----------
        Total..................................................    $48,000.00
                                                                   ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         (A) The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law, as amended, provides in regard to indemnification of directors and officers as follows:

                  "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                  (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections
         (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

                  (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or
         (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

                  (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former director or officers or employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

                  (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

                  (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

                  (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents so that any person who was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

                  (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

                  (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses."

         (B) Article 9 of the Company's Certificate of Incorporation contains the following provision relating to the indemnification of directors and officers:

         "To the maximum extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware, a director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit."

         (C) Article VII of the Company's By-laws contains the following provisions relating to indemnification of officers and directors:

         "Reference is made to Section 145 and any other relevant provisions of the General Corporation Law of the State of Delaware. Particular reference is made to the class of persons, hereinafter called "Indemnitees," who may be indemnified by a Delaware corporation pursuant to the provisions of such Section 145, namely, any person or the heirs, executors, or administrators of such person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. The Corporation shall, and is hereby obligated to, indemnify the Indemnitees, and each of them in each and every situation where the Corporation is obligated to make such indemnification pursuant to the aforesaid statutory provisions. The Corporation shall indemnify the Indemnitees, and each of them, in each and every situation where, under the aforesaid statutory provisions, the Corporation is not obligated, but is nevertheless permitted or empowered, to make such indemnification, it being understood that, before making such indemnification with respect to any situation covered under this sentence, (i) the Corporation shall promptly make or cause to be made, by any of the methods referred to in Subsection (d) of such Section 145, a determination as to whether each Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, and (ii) that no such indemnification shall be made unless it is determined that such Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful."

         The effect of these provisions would be to permit indemnification by the Company of for, among other liabilities, liabilities arising under the Securities Act of 1933 (the "Securities Act").

ITEM 16. EXHIBITS


EXHIBIT NO.     NAME OF EXHIBIT
--------------------------------------------------------------------------------

  4.1           Specimen certificate for common stock (previously filed).

  4.2 Form of Additional Investment Right (filed as Exhibit 4.1 to the Company's Current Report on Form 8-K filed June 30, 2003 and incorporated herein by reference)

  5.1           Opinion of Foley Hoag LLP

  10.1          Securities Purchase Agreement dated June 30, 2003 (filed as
                Exhibit 10.1 to the Company's Current Report on Form 8-K filed June 30, 2003 and incorporated herein by reference)

  23.1          Consent of Wolf & Company, P.C.

  23.2          Consent of Foley Hoag LLP (included in Exhibit 5.1)

  24.1          Power of Attorney (included on signature page)

---------------



ITEM 17. UNDERTAKINGS

         (a)    The undersigned Registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                      (i) To include any prospectus required to Section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                (3) To remove from registration, by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
                Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference to the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of South Plainfield, State of New Jersey, July 11, 2003.


                                                  ABLE LABORATORIES, INC.

                                                  By: /s/ Dhananjay G. Wadekar
                                                      ------------------------
                                                      President


                                POWER OF ATTORNEY

         We, the undersigned officers and directors of Able Laboratories, Inc., hereby severally constitute and appoint each of Dhananjay G. Wadekar and Robert Weinstein our true and lawful attorney with full power to sign for us and in our names in the capacities indicated below, any and all pre-effective and post-effective amendments to the Registration Statement on Form S-3 filed herewith, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Able Laboratories, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to any and all amendments to said Registration Statement or to any subsequent Registration Statement for the same offering that may be filed under said Rule 462(b).

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated as of July 11, 2003.


       SIGNATURE              DATE                 TITLE
       ---------              ----                 -----

/s/ Dhananjay G. Wadekar  July 11, 2003  Chief Executive Officer, President,
------------------------                 Secretary and Director
Dhananjay G. Wadekar                     (PRINCIPAL EXECUTIVE OFFICER)


/s/ Robert Weinstein      July 11, 2003  Vice President, Chief Financial Officer
------------------------                 and Treasurer (PRINCIPAL FINANCIAL AND
Robert Weinstein                         ACCOUNTING OFFICER)


                                         Director
------------------------
Elliot F. Hahn


/s/ F. Howard Schneider   July 11, 2003  Director
------------------------
F. Howard Schneider


/s/ Harry Silverman       July 11, 2003  Director
------------------------
Harry Silverman


                                         Director
------------------------
Jerry Treppel

                                  EXHIBIT INDEX







EXHIBIT NO.   NAME OF EXHIBIT
-----------   ---------------

   4.1        Specimen certificate for common stock (previously filed).

   4.2 Form of Additional Investment Right (filed as Exhibit 4.1 to the Company's Current Report on Form 8-K filed June 30, 2003 and incorporated herein by reference)

   5.1        Opinion of Foley Hoag LLP

   10.1       Securities Purchase Agreement dated June 30, 2003 (filed as
              Exhibit 10.1 to the Company's Current Report on Form 8-K filed June 30, 2003 and incorporated herein by reference)

   23.1       Consent of Wolf & Company, P.C.

   23.2       Consent of Foley Hoag LLP (included in Exhibit 5.1)

   24.1       Power of Attorney (included on signature page)